Exhibit 99.1

Depomed Reports Fourth Quarter and Year-End 2011 Financial Results

MENLO PARK, Calif., Mar 8, 2012  Depomed, Inc. (Nasdaq:DEPO) today reported financial results for the fourth quarter and year ended December 31, 2011.

2011 Business Highlights

During 2011, Depomed:

•     Reacquired rights to GraliseTM (gabapentin) along with $88 million in payments from Abbott;

•     Launched Gralise in October with a sales force of 164 sales specialists;

•     Restructured its agreement with Santarus for the commercialization of Glumetza® (metformin hydrochloride extended release tablets);

•     Expanded its portfolio of Acuform license agreements through new collaborations with Boehringer Ingelheim and Ironwood Pharmaceuticals;

•     Added significant depth to its management team; and

•     Ended the year with $139.8 million of cash and marketable securities and no debt.

“2011 was a transformational year for Depomed,” said James Schoeneck, president and chief executive officer of Depomed. “As a result of our accomplishments in 2011, we believe we have the resources to pursue our plans to achieve growth and sustainable profitability from our CNS-focused specialty pharmaceutical business.”

Depomed Full-Year 2011 and Fourth Quarter Financial Highlights

Total revenue for the year-ended December 31, 2011 was $133 million compared to $80.8 million for the year-ended December 31, 2010. The increase in revenue in 2011 was principally the result of recognition of a $48 million milestone payment. Total revenue for the fourth quarter of 2011 was $12.1 million compared to $20.9 million in the fourth quarter of 2010. The decrease in revenue in the fourth quarter of 2011 was principally the result of lower Glumetza revenues.   Our promotion expense to Santarus related to Glumetza was eliminated and we now receive royalty income as a result of the restructuring of our Santarus agreement that occurred in August 2011.

Gralise product sales were $0.5 million for the fourth quarter of 2011.  The Company began selling Gralise in October 2011 and recognized revenue during the quarter on a prescription basis. At December 31, 2011, the Company had $6.6 million in deferred product sales and $0.7 million in deferred costs of goods sold related to Gralise shipments shipped during the quarter that were not recognized as revenue.

Selling, general and administrative expense was $81.5 million for the year ended December 31, 2011 compared with $48.9 million for year ended December 31, 2010.  Selling, general and administrative expense was $21.5 million for the fourth quarter of 2011 compared with $12.8 million for the fourth quarter of 2010.

The increase in selling, general and administrative expense in 2011 was primarily due to increased sales and marketing costs related to the launch of Gralise, including costs associated with our contract sales organization.

Research and development expense was $15.2 million for the year ended December 31, 2011 compared with $20.1 million for year ended December 31, 2010.  Research and development expense was $2.8 million for the fourth quarter of 2011 compared with $5.8 million for the fourth quarter of 2010.

Net income for the year ended December 31, 2011 was $70.7 million, or $1.26 per share, compared to $3.9 million, or $0.07 cents per share, for 2010. Net income for 2011 included the $48 million milestone from Abbott and a $40 million gain related to the termination of our agreement with Abbott.  Net income for 2010 included $19 million in milestones from our collaborative partners.

Net loss for the fourth quarter of 2011 was $13.8 million or $0.25 per share compared to net income of $1.7 million, or $0.03 cents per share, for the fourth quarter of 2010.

Cash, cash equivalents and marketable securities were $139.8 million as of December 31, 2011 compared to $76.9 million as of December 31, 2010.

Conference Call

Depomed will host a conference call today, Thursday, March 8, beginning at 5:00 p.m. ET, 2:00 p.m. PT to discuss its results. The dial-in number from the United States and Canada is 888-715-1397 and the conference code is 4282926. For calls from other countries, the dial-in number is 913-312-0412. The conference call will also be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with two approved and marketed products. GraliseTM (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia (PHN).  Glumetza® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and is commercialized by Santarus, Inc. in the United States.  Depomed formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended release of medications to the upper gastrointestinal tract when dosed with food. Additional information about Depomed may be found on its website, www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to the commercial launch of Gralise, the efforts of our collaboration partners to commercialize products; our research and development efforts; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2011. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved. The achievement of those plans and objectives involves risks and uncertainties including, but not limited to, risks and uncertainties related to the timing and outcome of clinical trials, launch and market acceptance of Gralise; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
August J. Moretti
Depomed, Inc.
650-462-5900
amoretti@depomed.com

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(1)
Revenues:
Product sales	$508	$11,550	$41,178	$45,637
Royalties	7,586	52	9,997	306
License and collaborative revenue	4,038	9,256	81,798	34,821
Total revenues	12,132	20,858	132,973	80,764

Costs and expenses:
Cost of sales	619	1,136	5,544	8,097
Research and development expense	2,782	5,751	15,187	20,111
Selling, general and administrative expense:
Promotion fee expense	—	7,650	27,339	31,419
Other selling, general and administrative expense	21,538	5,109	54,205	17,512
Total selling, general and administrative expense	21,538	12,759	81,544	48,931
Gain on settlement agreement	—	—	(40,000)	—
Total costs and expenses	24,939	19,646	62,275	77,139

Income (loss) from operations	(12,807)	1,212	70,698	3,625

Interest and other income (expense)	(288)	486	424	267

Net income (loss) before income taxes	(13,095)	1,698	71,122	3,892

Benefit from (provision for) income taxes	(741)	8	(396)	4

Net income (loss)	$(13,836)	$1,706	$70,726	$3,896

Basic net income (loss) per common share	$(0.25)	$0.03	$1.30	$0.07
Diluted net income (loss) per common share	$(0.25)	$0.03	$1.26	$0.07

Shares used in computing basic net income (loss) per common share	55,438,174	52,796,253	54,562,820	52,533,256
Shares used in computing diluted net income (loss) per common share	55,438,174	54,329,126	56,089,796	53,463,749

(1) Derived from the audited condensed financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

DEPOMED, INC.
BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2011	2010
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$24,043	$22,526
Marketable securities	62,106	47,825
Accounts receivable	4,420	6,094
Receivables from collaborative partners	8,135	253
Inventories	5,395	1,571
Prepaid and other current assets	5,390	1,330
Total current assets	109,489	79,599
Marketable securities, long-term	53,644	6,537
Property and equipment, net	1,070	698
Other assets	169	197
	$164,372	$87,031
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	26,784	18,473
Deferred product sales	6,960	1,041
Deferred license revenue	6,032	10,665
Other current liabilities	64	635
Current portion of long-term debt	—	2,170
Total current liabilities	39,840	32,984
Deferred license revenue, non-current portion	17,932	30,926
Other long-term liabilities	682	15
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and surrendered, and zero shares outstanding at December 31, 2011 and 2010	—	—
Common stock, no par value, 100,000,000 shares authorized; 55,506,120 and 52,957,787 shares issued and outstanding at December 31, 2011 and 2010, respectively	203,511	191,343
Accumulated deficit	(97,580)	(168,306)
Accumulated other comprehensive gain (loss)	(13)	69
Total shareholders’ equity	105,918	23,106
	$164,372	$87,031

(1) Derived from the audited condensed financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.